Asset Purchase Agreement

This Asset Purchase Agreement (“Agreement”), dated as of July 9th, 2012, is by and among Lisbon Theaters, Inc., a Connecticut corporation, doing business as the Lisbon Cinema  (“Seller”), and DC Lisbon Cinema, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller and Buyer, entered into a certain Asset Purchase Agreement (the “Initial APA”) dated as of February 13th, 2012, pursuant to which the Buyer would purchase from Seller certain assets related to a movie Cinema complex located at 162 River Road, Lisbon, Connecticut, 06351 (the”Lisbon Cinema”);

WHEREAS, Pursuant to the Initial APA, more particularly paragraph 2.7 therein, the Closing of the transaction was to occur on or before March 31, 2012;

WHEREAS, the Initial APA was terminated pursuant to its terms and neither Buyer nor Seller has any existing obligations as of the date hereof with respect to said agreement;

WHEREAS, the Buyer has expressed a renewed desire to purchase the Lisbon Cinema and the Seller has expressed a desire to sell the Lisbon Cinema to the Buyer on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:

1. Recitals; Definitions. The Recitals set forth above are true and correct and are incorporated herein and form a part of this Agreement. Unless otherwise defined in this Agreement, all terms used in this Agreement that are defined in the Initial APA shall have the meanings ascribed to them in the Initial APA.

2. Incorporation by Reference.  Except as otherwise set forth in this Agreement and as required to effect the intent of the parties set forth herein, the Initial APA is hereby incorporated by reference into this Agreement in its entirety including all exhibits and schedules thereto.  By execution of this Agreement, each of the Buyer and the Seller will be deemed to have re-executed the Initial APA on the day hereof and to have restated , ratified and confirmed each of their commitments, representations, warranties, covenants, privileges and responsibilities under the Initial APA in all respects as of the day hereof.

3. Closing Date. The Closing Date as set forth in Paragraph 2.7 of the Initial APA is hereby changed to on or before September 15, 2012 or such earlier date as the Buyer shall select. All references in the Initial APA to “Closing” shall be deemed to mean the Closing Date set forth herein.

4.    Financing Contingency.  Paragraph 6.1(m) and 6.4(a)(ii) of the Initial APA is hereby amended to change March 31, 2012 to September 15, 2012.

5. Extension Fee. Simultaneously with the execution of this Agreement, Buyer shall pay to Seller the sum of $50,000.00.  This payment shall be non-refundable and shall be applied in partial payment of the purchase price at the time of Closing.

6. Ratification. Seller and Buyer hereby ratify and confirm their obligations under the APA and represent and warrant to one another that each has no defenses thereto. Additionally, Seller and Buyer further confirm and ratify that, as of the date hereof, each has no claims, counterclaims, set-offs or defenses against the other arising out of the APA.

7. Entire Agreement; No Waiver. This Agreement, together with the Initial APA which has been incorporated herein by reference, constitutes the entire agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought. No waiver by either party or any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement.

8. Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns. In the event of any conflict or inconsistency between the terms of this Agreement and the remaining terms of this APA, the terms of this Agreement shall govern and control. This Agreement shall be governed by the laws of the State of Connecticut.

9. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DC LISBON CINEMA, LLC

By: /s/ A. Dale Mayo
Name:  A. Dale Mayo
Title:  Manager

LISBON CINEMAS, INC.

By: /s/ Daniel C. O’Neil
Name:  Daniel C. O’Neil
Title:  President

/s/ Daniel C. O’Neil
Daniel C. O’Neil

/s/ Timothy M. O’Neil
Timothy M. O’Neil

/s/ Daniel R. O’Neil
Daniel R. O’Neil